Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and to the reference of its report dated January 26, 2011, relating to proved oil and natural gas reserves and future net revenues of Continental Resources, Inc. as of December 31, 2010, in the Annual Report of Continental Resources, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement of Continental Resources, Inc. on Form S-8 (File No. 333-145320, effective August 10, 2007), the Registration Statement of Continental Resources, Inc. on Form S-3ASR (File No. 333-168182, effective July 16, 2010) and the Registration Statement of Continental Resources, Inc. on Form S-4 (File No. 333-171045, effective January 24, 2011).

Very truly yours,

/s/ RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, L.P.

Denver, Colorado

February 25, 2011